Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. APPOINTS

RAYMOND KELLY AS A BOARD MEMBER

Jericho, NY – June 9, 2025 - Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”) (collectively “Esquire”), today announced that Raymond Kelly was appointed to the Boards of Directors of both the Company and the Bank, effective June 6, 2025.

Mr. Kelly is a seasoned banker and tax professional with more than 40 years of experience in the financial services industry, providing consulting and tax services to the banking industry as well as compensation and strategic banking advice to clients. Mr. Kelly recently retired from RSM US LLP (“RSM”) where, as a certified public accountant, he was a tax services partner for more than 10 years.  Prior to joining RSM, Mr. Kelly was a tax partner at Marcum LLP, a senior vice president at North Fork Bancorporation, Inc., and a senior tax manager at KPMG.

“Mr. Kelly’s extensive and comprehensive experience in the financial services sector, including his insight into various strategic, audit, tax, compensation, and governance issues, makes him an ideal addition to our Board of Directors,” said Tony Coelho, Chairman of the Board.

“Mr. Kelly’s unique and practical perspective into the banking business, coupled with his regulatory and SEC experience, will add value to our Board and Company,” added Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President.

“I am honored to join the Board of an exceptional financial institution that provides high quality services on a national basis enabled by innovative technology,” said Mr. Kelly.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002 / eric.bader@esqbank.com